SUB-ITEM 77M – Westcore Blue Chip Fund

Item 77M(a): Blue Chip Value Fund, Inc.

Item 77M(b):  On March 28, 2011, the Westcore Blue Chip Fund (the “Fund”) acquired all of the assets and liabilities of Blue Chip Value Fund, Inc. (“BCVF”) in exchange for Retail Class shares of the Fund with an aggregate net asset value equal to the aggregate net asset value of the BCVF shares owned by BCVF shareholders, pursuant to an Agreement and Plan of Reorganization dated February 8, 2011 (the “Reorganization”).  The Board of Trustees of the Fund voted to approve the Reorganization, and the Reorganization was approved by the shareholders of BCVF at a meeting held on February 8, 2011.  The Fund distributed 9,797,598.486 Retail Class shares pursuant to the Reorganization.  The Fund was deemed the accounting survivor for financial reporting purposes.  On June 22, 2011, the Securities and Exchange Commission issued an order under Section 8(f) of the Investment Company Act of 1940, as amended, declaring that BCVF had ceased to be an investment company.